UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INDEPENDENT BANK CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

News Release
Independent Bank Corporation 4200 East Beltline Grand Rapids, MI 49525 616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Stephen A. Erickson, Chief Financial Officer, 616.447.3914

INDEPENDENT BANK CORPORATION
ANNOUNCES IT HAS ADDED TELECONFERENCE CAPABILITIES FOR ITS 2020 ANNUAL MEETING OF SHAREHOLDERS

GRAND RAPIDS, Mich., April 2, 2020 — Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that, due to public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of its shareholders and employees, it has added teleconference capabilities for its 2020 Annual Meeting of Shareholders.  It’s important to note that, although teleconference capabilities have been added, the annual meeting and voting instructions remain as described in the proxy materials previously distributed.

Michael Magee, Chairman of the Board and Brad Kessel, President and CEO will review the proposals presented to shareholders, 2019 financial highlights and shareholder voting results. First quarter 2020 results will not be discussed at this meeting.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  https://services.choruscall.com/links/ibcp200421.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10141793). The replay will be available through April 28, 2020.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.6 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments, insurance and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

###